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                SECURITIES AND EXCHANGE COMMISSION

                        Washington, DC 20549




                             Form 8-K


                          Current Report




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                  Date of Report:  June 5, 1996




                      AT&T CAPITAL CORPORATION



A Delaware                 Commission File             I.R.S. Employer
Corporation                  No. 1-11237               No. 22-3211453





           44 Whippany Road, Morristown, New Jersey 07962-1983

                      Telephone Number (201) 397-3000





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Form 8-K                                      AT&T Capital Corporation
June 5, 1996


Item 5.  Other Events

     On June 5, 1996, AT&T Capital Corporation entered into a definitive merger agreement with a leasing consortium. Certain members of AT&T Capital's senior management plan to participate in the consortium that will own AT&T Capital upon completion of the merger.

     Upon consummation of the merger, AT&T Capital's stockholders will receive $45 in cash for each outstanding share of the company's common stock. The total purchase price for the outstanding shares and stock options will be approximately $2.2 billion. It is expected that the merger, which is subject to customary closing conditions, including regulatory approvals, will be consummated in late September.

     AT&T, the company's 86-percent stockholder, is a party to and has executed the merger agreement, along with a written consent to the merger, thereby assuring stockholder approval of the transaction.

     In addition to management, the consortium will include GRS Holding Company, Ltd., owner of a U.K. rail leasing company. Babcock & Brown, a San Francisco-based leasing, asset and project financing advisory firm, also plans to participate. The company will continue to be led by AT&T Capital's current management team, with no significant changes in business strategies or operations planned.

     Financing for the consortium is being arranged by the U.K.-based Nomura International plc, a wholly owned subsidiary of the Nomura
Securities Co., Ltd. Nomura International plc has irrevocably and unconditionally agreed to underwrite or purchase securities of the consortium entity sufficient to allow the consortium entity to meet all of its obligations under the merger agreement.

     The transaction has been approved by AT&T Capital's board of directors and a special committee of the board composed of independent directors.


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Form 8-K                                      AT&T Capital Corporation
June 5, 1996




                          SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                         AT&T CAPITAL CORPORATION








                                       By: Edward Dwyer
                                           Chief Financial Officer



June 6, 1996







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Form 8-K                                      AT&T Capital Corporation
June 5, 1996


                            EXHIBIT INDEX

Exhibit
Number
_______

10. Merger Agreement dated as of June 5, 1996 between AT&T Capital Corportion, AT&T Corp., Hercules Limited and Antigua
        Acquisition Corporation.

99.     AT&T Capital Corporation Press Release issued June 6, 1996.

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 1                                             Exhibit 99
                                               AT&T Capital Corporation


CONSORTIUM TO PURCHASE AT&T CAPITAL

For Immediate Release:   June 6, 1996
_____________________________________

  Morristown, N.J. -- AT&T Capital Corporation (NYSE - TCC) today announced that the company has entered into a definitive merger agreement with a leasing consortium. Certain members of AT&T Capital's senior management, led by Chairman and CEO Tom Wajnert, plan to participate in the consortium that will own AT&T Capital upon completion of the merger.

  When the merger is consummated, AT&T Capital's stockholders will receive $45 in cash for each outstanding share of the company's common stock. The total purchase price for the outstanding shares and stock options will be
approximately   $2.2 billion.  It is expected that the merger, which is
subject to customary closing conditions, including regulatory approvals, will be consummated in September.

  AT&T, the company's 86-percent stockholder, is a party to and has executed the merger agreement, along with a written consent to the merger, thereby assuring stockholder approval of the transaction.

  In addition to management, the consortium will include GRS Holding Company Ltd., owner of a U.K. rail leasing company. Babcock & Brown, a San Francisco-based leasing, asset and project financing advisory firm, also plans to participate. The company will continue to be led by AT&T Capital's current management team, with no significant changes in business strategies or operations planned.

  Financing for the consortium is being arranged by the London-based Nomura International plc, a wholly owned subsidiary of The Nomura
Securities Co., Ltd., one of the world's leading investment banks. The transaction is not conditioned on financing.

  "I am extremely pleased with this transaction and what it means for AT&T Capital and its various constituencies," said Tom Wajnert. "This is an outstanding opportunity and I am thrilled from a number of perspectives -- stockholders will receive exceptional value for their ownership interest and customers will continue to receive outstanding service from one of the world's foremost global leasing and finance companies. At the same time, members (employees) will continue to operate the company and AT&T Capital's core leadership team will remain in place and continue to pursue the company's long term strategic objectives.

  "AT&T Capital's more than 2,800 members have created a worldwide leasing business of enormous strategic significance," Wajnert said. "We believe our capabilities for serving some 500,000 customers -- from sole proprietorships to multinational manufacturing clients around the globe -- are unparalleled in our industry."

  Goldman, Sachs & Co. has advised AT&T Capital's board of directors in connection with this transaction and has provided a fairness opinion. The transaction has been approved by AT&T Capital's board of directors and a special committee of the board composed of independent directors.
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 2                                             Exhibit 99
                                               AT&T Capital Corporation

  AT&T Capital was founded in 1985 principally to finance sales of AT&T equipment and has since become one of the largest providers of vendor financing programs to manufacturers, including AT&T, Lucent Technologies and NCR. The company's financial programs and products help multinational, domestic and foreign companies increase sales, gain market share and build customer loyalty. AT&T Capital now operates in 20 countries in North and South America, Europe and the Asia/Pacific region -- significant markets for many of its global vendor clients.

  A fully diversified leasing and finance company, AT&T Capital also offers financing and leasing directly to customers, including SBA (Small Business Administration) guaranteed lending and other commercial financing and leasing, as well as such specialized equipment financing and services as vehicle leasing and fleet management.

  Wajnert noted that AT&T Capital will continue to serve as preferred vendor financing provider not only for the newly structured AT&T, but also for Lucent Technologies and NCR, under operating agreements that continue into the year 2000.

  AT&T Capital Corporation's headquarters will remain in Morristown, New Jersey.



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